Exhibit 99.1

Civitas Solutions Reports Fiscal 2015 First Quarter Results

BOSTON, MA, February 17, 2015 – Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal first quarter ended December 31, 2014.

First Quarter 2015 Highlights

•	First quarter net revenue increased 10.1% to $334.6 million

•	First quarter Adjusted EBITDA increased 37.5% to $40.5 million, including an approximate $4.2 million benefit from unusual circumstances not expected to repeat

•	We completed three acquisitions, including one in our Post-Acute Specialty Rehabilitation Services (SRS) segment

•	We redeemed $162.0 million of Senior Notes with IPO proceeds

“Our results reflect a very good start to fiscal 2015, delivering strong revenue growth through organic opportunities and acquisitions, and solid operating results,” stated Bruce Nardella, president and chief executive officer. “Most importantly, we continued to fulfill our mission by providing high-quality, cost-effective services to more adults and children in need of support, which resulted in strong year-over-year revenue growth in our two largest service lines, I/DD and SRS.”

First Quarter Financial Results

Net revenue for the first quarter ended December 31, 2014 was $334.6 million, an increase of $30.6 million, or 10.1%, over net revenue for the same period of the prior year. Net revenue increased $16.3 million from organic growth, including growth related to new programs, and $14.3 million from acquisitions that closed during and after the first quarter ended December 31, 2013. First quarter 2015 net revenue consisted of:

•	Human Services net revenue of $272.0 million (81.3% of total net revenue), an increase of 9.4% compared to fiscal first quarter 2014; and

•	SRS net revenue of $62.6 million (18.7% of total net revenues), an increase of 12.8% compared to fiscal first quarter 2014.

Adjusted EBITDA for the first quarter ended December 31, 2014 was $40.5 million, compared to Adjusted EBITDA of $29.4 million for the first quarter ended December 31, 2013, an increase of 37.5% over the same period of the prior year. In addition to continued organic growth and the contribution from acquisitions, Adjusted EBITDA was positively impacted by approximately $4.2 million due to the following items:

•	Approximately $3.0 million resulting from lower-than-expected claims expense for our new consumer-driven employee health insurance plan for calendar year 2014. On January 1, 2015, we began our second year under this new plan and, with some adjustment as a result of our 2014 experience, we are not expecting adjustments of this magnitude to occur in future quarters; and

•	Accruals for fiscal 2014 incentive compensation, including the Company’s new variable pay program for direct caregivers, were approximately $1.2 million higher than the related payments. The excess portion of these accruals was reversed in the first quarter, thereby benefitting the period.

In addition, Revenues and Adjusted EBITDA were positively impacted by approximately $1.9 million due to lower sales adjustments compared to the first quarter of fiscal 2014.

Beyond the effect of the items noted above, we experienced margin expansion in the quarter resulting from continued leverage of general and administrative expenses as compared to the first quarter of fiscal 2014, partially offset by occupancy costs that increased as a percent of revenue mainly due to unfilled capacity.

Income from operations for the first quarter ended December 31, 2014 was $19.5 million, an increase of $6.4 million, or 48.7%, as compared to income from operations for the same period of the prior year. Net loss for the first quarter ended December 31, 2014 was $3.4 million compared to $4.7 million for the same period of the prior year. The reduction in net loss for the fiscal first quarter of 2015 compared to the same period of the prior year was due primarily to a decrease in interest expense resulting from the refinancing of our senior credit facility and the redemption of $38.0 million and $162.0 million in aggregate principal amount of 12.50% senior notes in the second quarter of fiscal 2014 and this quarter, respectively, as well as growth in income from operations. This reduction in net loss was partially offset by a $14.3 million extinguishment of debt charge related to the October 2014 redemption of $162.0 million of senior notes using the proceeds from the initial public offering (IPO) of our common stock during the fiscal fourth quarter of 2014.

Net loss per common share from continuing operations was $0.09 for the fiscal first quarter ended December 31, 2014, compared to net loss per common share from continuing operations of $0.19 for the same period of the prior year.

As of December 31, 2014, cash and cash equivalents were $5.2 million, compared to $196.1 million at September 30, 2014. During the fiscal fourth quarter ended September 30, 2014, we completed our IPO which resulted in $182.2 million of net proceeds. During the first quarter of fiscal 2015, we used a portion of these proceeds to redeem $162.0 million of senior notes.

On February 2, 2015, our subsidiary National Mentor Holdings, Inc. issued a conditional notice of redemption for all $50.0 million in aggregate principal of its outstanding notes. The redemption is conditioned upon the funding of an incremental term loan under our existing senior secured credit facility. We expect to have this new term loan in place and fund the redemption of the bonds on March 4, 2015.

Fiscal 2015 Outlook and Guidance

The Company is updating its fiscal year 2015 net revenue and Adjusted EBITDA guidance that it originally communicated on December 17, 2014 during the release of fiscal fourth quarter and full year results.

For fiscal 2015, we are maintaining our guidance for net revenue with a range of $1.345 billion to $1.385 billion and increasing our guidance for Adjusted EBITDA to a range of $150 million to $153 million, up from a range of $147 million to $152 million.

Conference Call

This afternoon, Tuesday, February 17, 2015, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the 2015 first quarter operating results.

Conference Call Dial-in #:

Domestic U.S. Toll Free:	866-807-9684

International:	412-317-5415

Replay Details (available 1 hour after conclusion of the conference call through February 25, 2015):

Domestic U.S. Toll Free:	877-344-7529

International:	412-317-0088

Canada Toll Free:	855-669-9658

Replay Access Code:	10060607

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived reply of the webcast will be available on this website through May 17, 2015.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth and refinancing plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “goal”, “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Selected Financial Highlights

($ in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2014	2013
Net revenue	$334,590	$303,992
Cost of revenue (exclusive of depreciation expense shown separately below)	257,558	238,691
Operating expenses:
General and administrative expenses	40,308	36,251
Depreciation and amortization	17,210	15,926

Income from operations	19,514	13,124
Other income (expense):
Management fee of related party	(162)	(345)
Other income, net	140	387
Extinguishment of debt	(14,343)	—
Interest expense	(10,905)	(19,501)

Loss from continuing operations before income taxes	(5,756)	(6,335)
Benefit for income taxes	(2,371)	(1,652)

Loss from continuing operations	(3,385)	(4,683)
Loss from discontinued operations, net of tax	(55)	(7)

Net loss	$(3,440)	$(4,690)
Loss per common share, basic and diluted
Loss from continuing operations	$(0.09)	$(0.19)
Loss from discontinued operations	$0.00	$0.00

Net loss	$(0.09)	$(0.19)

Weighted average number of common shares outstanding, basic and diluted	36,950,000	25,250,000
Additional financial data:
Program rent expense	$12,039	$10,053

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended December 31,
	2014	2013
Net loss	$(3,440)	$(4,690)
Loss from discontinued operations, net of tax	55	7
Benefit for income taxes	(2,371)	(1,652)
Interest expense, net	10,880	19,471
Depreciation and amortization	17,210	15,926

EBITDA	22,334	29,062
Adjustments:
Management fee of related party (a)	162	345
Stock based compensation (b)	1,160	20
Extinguishment of debt (c)	14,343	—
Long-term compensation plan payment (d)	2,470	—

Adjusted EBITDA	$40,469	$29,427

Supplemental Information
Operating losses for new starts (e)	$1,284	$1,452
Pro forma effect of acquired EBITDA (f)	561	86

a)	Represents management fees and reimbursable expenses incurred under our management agreement with our private equity sponsor that was terminated in September 2014.
b)	Represents non-cash stock-based compensation.
c)	Represents the costs associated with the redemption of $162.0 of senior notes in October 2014 and the write-off of the associated deferred financings costs and original issue discount.
d)	Represents payments associated with the termination of an equity-like plan for employees of the CareMeridian business unit made in connection with the IPO.
e)	Adjusted EBITDA does not include any adjustments for “operating losses from new starts.” Operating losses from new starts represent losses from any new start programs initiated within 18 months of the end of the period that had operating losses during the period. Net operating loss from a new start is defined as its revenue for the period less direct expenses but not including allocated overhead costs.
f)	Represents the estimated additional EBITDA from acquisitions made during the three month periods presented assuming the acquisitions had occurred on the first day of each respective period.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	December 31, 2014	September 30, 2014
Balance Sheet Data:
Cash and cash equivalents (a)	5,183	196,147
Working capital (b)	46,808	49,555
Total assets	1,032,887	1,207,954
Total debt (c)	651,900	815,509
Net debt (d)	596,717	569,362
Shareholder’s equity	113,258	115,538

	Three Months Ended
	December 31, 2014	December 31, 2013
Other Financial Data:
Cash flows provided by (used in):
Operating activities	(5,657)	10,116
Investing activities	(21,698)	(7,341)
Financing activities (a)	(163,609)	(1,501)
Purchases of property and equipment	(8,886)	(6,023)
Cash paid for acquisitions	(12,518)	(1,240)

(a)	IPO proceeds of $182.2 million were used to retire $162.0 million of senior unsecured notes on October 17, 2014 and pay the related tender and fees.
(b)	Calculated as current assets minus current liabilities.
(c)	Includes obligations under capital leases.
(d)	Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and letters of credit restricted cash of $50 million).

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com

Chief Public Strategy and Marketing Officer